E X H I B I T 23(d)
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                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors
SVT Inc.

     We consent to the incorporation by reference, in the Registration Statement on Form S-8 of SVT Inc. relating to 8,400,000 shares of its common stock authorized for issuance under its 2000 Stock Incentive Plan, of our report dated April 12, 2001, with respect to the balance sheet of SWWT, Inc. (subsequently renamed SVT Inc.) as of December 31, 2000, and the related statement of operations, changes in stockholders' deficit and cash flows for the period from January 7, 2000 (date of inception) to December 31, 2000, which report appears in the annual report on Form 10-K of SVT Inc. for the fiscal year ended December 31, 2001.


                                                 /s/ERNST & YOUNG LLP

New York, New York
May 20, 2002